SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported)                May 30, 2006

COSTCO WHOLESALE CORPORATION.

(Exact name of registrant as specified in its charter)

Washington	0-20355	91-1223280
(State or other jurisdiction of incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)

999 Lake Drive

Issaquah, WA 98027

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: 425-313-8100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On May 30 and June 9, 2006, the Compensation Committee of the Board of Directors of Costco Wholesale Corporation (the “Company”) approved certain performance compensation arrangements with respect to certain of its executive officers and approved revised compensation for non-executive directors. The Committee established that it will grant restricted stock units (“RSUs”) under its 2002 Restated Stock Incentive Plan (the “Plan”) to the following officers in the following share amounts: James D. Sinegal 25,000 shares; Richard D. DiCerchio 15,000 shares; Richard A. Galanti 12,500 shares; W. Craig Jelinek 12,500 shares; and Joseph P. Portera 12,500 shares. Each of these grants, which are intended to qualify as “performance-based” compensation under applicable tax law, is subject to the Company meeting specified performance criteria for the fourth fiscal quarter of 2006. The performance targets may be satisfied by the Company’s achieving specified percentage increases, relative to the fourth fiscal quarter of 2005, in either total sales or operating income during the fourth fiscal quarter of 2006. If the Committee determines that either or both of these targets have been met, then the RSUs will be granted as soon as possible following the end of the Company’s fourth fiscal quarter and will be subject to further vesting thereafter based on the executive’s continued employment with the Company through April 2011, with 20% of the shares vesting in April of each year beginning in 2007.

The Compensation Committee also determined to change the compensation of non-executive members of the Board of Directors as follows: (1) in place of options, these members will receive for fiscal 2006 grants of 1,500 restricted stock units, with 33% of the shares vesting in April of each year beginning in 2007; and (2) increasing the committee meeting attendance fee from $500 to $1,000.

SIGNATURE

Pursuant to the requirements of Section 13 or 15(d) of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Issaquah, State of Washington, on June 12, 2006.

COSTCO WHOLESALE CORPORATION

By:	/s/ Richard A. Galanti
Richard A. Galanti, Executive Vice President and Chief Financial Officer

3